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                                                                    Exhibit h(2)

                                 1999 AMENDMENT

                             Dated: August 11, 1999

                    To Transfer Agency and Service Agreement
                                     Between
                          CGM Capital Development Fund
                 (f.k.a. Loomis-Sayles Capital Development Fund)
                                       and
                       State Street Bank and Trust Company

1.    General Background.

In accordance with the Amendment provision in Section 9 of the Transfer Agency and Service Agreement between CGM Capital Development Fund (f.k.a. Loomis-Sayles Capital Development Fund) (the "Fund") and State Street Bank and Trust Company (the "Bank") dated June 1, 1987 (the "Agreement"), the parties desire to amend the Agreement to set forth the terms and conditions under which State Street agrees to serve as Custodian of the retirement accounts established using the retirement account materials developed by the Fund.

1.1   The Bank pursuant to the Agreement is the transfer agent for the Fund.

1.2 The Fund has developed certain retirement account materials (hereinafter collectively called the "Fund Prototypes") that may be used by an individual ("Participant") who desires to establish a Traditional IRA, Roth IRA, SEP IRA or 403(b)(7)-retirement account (collectively, "Retirement Account(s)").

1.3 The Fund desires to appoint the Bank as Custodian of any Retirement Account established using the Fund Prototypes and the Bank desires to accept such appointment.

1.4 All defined terms and definitions and other terms and conditions in the Agreement shall be the same in this amendment (the "1999 Amendment") and shall continue in full force and effect, except as specifically revised by the 1999 Amendment.

1.5 In consideration of the mutual covenants herein contained, the parties agree as follows:

2.    Terms of Appointment and Duties

2.1 As Custodian of the Retirement Accounts, the Bank will be designated as the owner, on the records of the Fund.

2.2 Records of the Custodian's ownership of Shares of the Fund will be maintained by the transfer agent for such Shares in the name of the Bank as Custodian (or its nominee) and no physical Shares will be issued.

2.3 Under the terms of each Fund Prototype, the Bank as Custodian has no investment responsibility for the selection of investments for a Retirement Account and the Bank will have no liability for any investments made for a Retirement Account other than to maintain custody of the investments subject to the terms of this Amendment and the Agreement. The Fund will not state or make any representations to the contrary hereof.

2.4 The Bank will not serve as trustee or plan administrator of any Retirement Account, or in any other administrative or other capacity except as Custodian thereof. The Bank will not keep records of Retirement Accounts or maintain any other records except those that are necessary to serve as Custodian or as transfer agent pursuant to the Agreement. The Fund will not state or make any representations to the contrary hereof.

2.5 The Fund will upon reasonable advance notice make available access to its facilities and access to or copies of such records to the Bank as the Bank may request in order that the Bank may determine that the Fund is properly performing its duties and obligations hereunder. The Bank's right of access under this provision will include access to any service provider or service bureau performing any of the Fund's duties and obligations under this Agreement on behalf of the Fund.

3.    Review and Maintenance of Fund Prototypes

3.1 The Fund agrees that the Fund Prototypes will comply with applicable sections of the Internal Revenue Code of 1986 (the "Code") and Regulations promulgated pursuant to the Code in effect at the time. The Fund will be responsible for establishing, maintaining and updating the Fund Prototypes in compliance with the Code and all other applicable Federal or state law or regulations, when changes in the law require such updating.

3.2 The Fund agrees that the Fund Prototypes are the responsibility of the Fund and further agrees that it will indemnify, defend and hold harmless the Bank, its successors, representatives and assigns from and against any and all losses, damages, costs, charges, expenses including reasonable fees for counsel, taxes, penalties and liability (collectively, "Losses") arising out of or attributable to the use of the Fund Prototypes by the Fund, its agents, employees, representatives or any other person acting on the Fund's behalf, except to the extent that such Losses arise out of or are attributable to the negligence, bad faith or willful misconduct of the Bank (or its agents, affiliates, successors or assigns), unless such negligence is a result of complying with the Fund Prototypes. This indemnification obligation will survive termination of this 1999 Amendment or the Agreement. Procedures for notification of claims under Section 3.2 hereof shall be pursuant to the terms of the Agreement.

3.3 The Fund agrees that any modifications made by the Fund to the Fund Prototypes without the Bank's written consent shall not increase the liabilities or responsibilities of the Bank as Custodian or limit the Bank's ability to resign as Custodian as provided under Section 4 below. The Fund will furnish the Bank with a copy of the Fund Prototypes. The Bank shall not be required to review, comment or advise on such Fund Prototypes.

4.    Resignation or Removal of Custodian

4.1 If either party chooses to terminate the Agreement pursuant to Section 10 of the Agreement the Bank may thereupon resign as Custodian in respect to any or all of the Retirement Accounts upon thirty (30) days' prior written notice to the Fund. In such an event, the Fund will promptly distribute the notice of the Custodian's resignation to such persons and in such manner as are called for under the applicable provisions of the Retirement Account and in form and content satisfactory to and signed by the Bank. The Fund shall be responsible to obtain a successor custodian for all Retirement Accounts.

4.2 If the Fund chooses to discontinue performing any of its duties and obligations described in or contemplated by this 1999 Amendment or the Fund Prototypes, either of a general nature or in respect to any or all Retirement Accounts, it will give the Bank at least one hundred twenty
      (120) days' written notice prior to such discontinuance. The Bank may thereupon resign as Custodian in respect to any or all Retirement Accounts by providing (30) days' prior written notice to the Fund. In such an event, the Fund shall be responsible to obtain a successor custodian for the Retirement Accounts. Upon written acceptance by the successor custodian, the Fund will promptly distribute the notice of the Custodian's resignation to such persons and in such manner as are called for under the applicable provisions of the Retirement Account and in form and content satisfactory to and signed by the Bank.

4.3 If at any time the Fund chooses to terminate the services requested under this 1999 Amendment, it will give the Bank at least one hundred and twenty
      (120) days' written notice prior to such termination. Such notice, to be effective, shall designate a successor custodian and shall be accompanied by the successor custodian's written acceptance. The Fund shall be responsible to obtain a successor custodian for all Retirement Accounts. Upon written acceptance by the successor custodian, the Fund will promptly distribute the notice of the Custodian's resignation to such persons and in such manner as are called for under the applicable provisions of the Retirement Account and in form and content satisfactory to and signed by the Bank.

4.4 If at any time and for any reason the Bank chooses to resign as Custodian of any or all Retirement Accounts, it will give the Fund at least thirty
      (30) days' prior written notice. In connection with its resignation hereunder or pursuant to Sections 4.1, 4.2 or 4.3, the Custodian may, but is not required to, designate a successor custodian by written notice to the Fund, and the Fund will be deemed to have consented to such successor unless the Fund designates a different successor custodian and provides written notice thereof together with such a different successor's written acceptance by such date as the Custodian specifies in its original notice to the Fund provided that the Fund will have a minimum of thirty (30) days to designate a different successor. The Fund will promptly distribute the notice of the Custodian's resignation to such persons and in such manner as are called for under the applicable provisions of the Retirement Account and in form and content satisfactory to and signed by the Bank.

4.5 If within thirty (30) days (or such longer time as the Custodian may agree to in writing) after resignation by the Custodian pursuant to Sections 4.1, 4.2 or 4.4 or removal of the Custodian under Section 4.3, the Fund or the Custodian has not appointed a successor custodian who has accepted such appointment in writing, the Fund shall within a further period of thirty (30) days apply to a court of competent jurisdiction for appointment of a successor custodian, provided that if (i) the Fund shall have failed to have made such application within such period or (ii) the court shall have dismissed such application without having made such appointment, and (iii) no successor custodian shall have then accepted appointment , then (iv) termination of the Custodian's responsibilities shall be effected by distributing all assets of the Retirement Account in a single payment in cash or in kind to each Participant, subject to the Custodian's right to reserve such funds as it may deem advisable for payment of all its fees, compensation, costs and expenses or for payment of any other liabilities constituting a charge on or against the assets of Retirement Accounts or on or against the Custodian. Any amounts remaining after payment of such costs shall be delivered to the successor custodian, if any.

4.6   Upon appointment of and acceptance by a successor custodian under this
      Section 4, the Custodian shall transfer all assets in book entry form relating to the Retirement Accounts to the successor custodian.

5.    Applications and Correspondence

      The Bank will execute any instruments and documents in regard to the Retirement Accounts (including correspondence with various persons such as employers, Participants and beneficiaries) which the Fund submits to the Bank for that purpose. In no event will the Fund sign the Bank's name on any application or other document without the Bank's prior written approval.

6.    Fees and Expenses

      In consideration for the Bank's services as Custodian hereunder, the Bank will receive such compensation specified in Section 2 and Schedule C of the Agreement which may be amended from time to time subject to mutual written agreement among the parties.

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed.


CGM CAPITAL DEVELOPMENT FUND              STATE STREET BANK AND TRUST COMPANY

BY  Robert L. Kemp                        BY:  Ronald E. Logue
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